SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Coast Dental Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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Coast Dental

COAST DENTAL SERVICES, INC.

2502 North Rocky Point Drive
Suite 1000
Tampa, Florida 33607

August 12, 2003

Dear Shareholder,

      You are cordially invited to attend the 2003 Annual Meeting of shareholders (the “Meeting”) of Coast Dental Services, Inc. (the “Company”). The Meeting will be held August 25, 2003 at 11:00 a.m., local time, at the Hyatt Regency Westshore, located at 6200 Courtney Campbell Causeway, Tampa, Florida 33607.

      The Notice of the Meeting and the Proxy Statement on the following pages cover the formal business of the Meeting, which includes electing two directors, ratifying the selection of the Company’s independent auditors and transacting any other proper business. We will report on the progress of the Company and comment on matters of current interest.

      It is important that your shares be represented at the Meeting. We ask that you promptly sign, date and return the enclosed proxy card in the envelope provided, even if you plan to attend the Meeting. Returning your proxy card to us will not prevent you from voting in person at the Meeting if you are present and choose to do so.

      If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

      Your Board of Directors and management look forward to greeting you personally at the Meeting.

Sincerely,

DR. TEREK DIASTI
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
BOARD COMPENSATION
EXECUTIVE COMPENSATION AND OTHER INFORMATION
SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE
PERFORMANCE GRAPH
AUDIT AND RELATED FEES
REPORT OF THE AUDIT COMMITTEE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2004 ANNUAL MEETING
OTHER BUSINESS
AUDIT COMMITTEE CHARTER (As Amended on July 31, 2003)

Coast Dental

COAST DENTAL SERVICES, INC.

2502 North Rocky Point Drive
Suite 1000
Tampa, Florida 33607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 25, 2003

To the Shareholders of Coast Dental Services, Inc.:

      Notice is hereby given that the Annual Meeting of shareholders (the “Meeting”) of Coast Dental Services, Inc. (the “Company”), a Florida corporation, will be held at the Hyatt Regency Westshore, located at 6200 Courtney Campbell Causeway, Tampa, Florida 33607, on August 25, 2003, at 11:00 a.m., local time for the following purposes:

1. To elect two directors to serve until the annual meeting of shareholders in 2006 and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

2. To ratify the appointment of Deloitte & Touche, LLP as our independent auditors for 2003;

3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

      Your attention is directed to the Proxy Statement accompanying this Notice for a more complete description of the matters to be acted upon at the Meeting. The 2003 Annual Report of the Company is also enclosed. Shareholders of record at the close of business on August 11, 2003 are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

      All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend, please sign and return the enclosed Proxy promptly in the envelope provided to assure the presence of a quorum. You may revoke your Proxy and vote in person at the Meeting, if you so desire. If your shares are held in street name by a brokerage firm, your broker will supply you with a proxy to be returned to the brokerage firm. It is important that you return the form to the brokerage firm as quickly as possible so that the brokerage firm may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

      Please note that attendance at the Meeting will be limited to shareholders of the Company as of the record date (or their duly authorized representatives). If your shares are held by a bank or broker, please bring to the Meeting your bank or brokerage statement evidencing your beneficial ownership.

By Order of the Board of Directors,

TIMOTHY G. MERRICK
Secretary

Tampa, Florida

August 12, 2003

COAST DENTAL SERVICES, INC.

2502 North Rocky Point Drive
Suite 1000
Tampa, Florida 33607

PROXY STATEMENT

       This Proxy Statement is furnished by the Board of Directors and management of Coast Dental Services, Inc. (the “Company”) in connection with the solicitation of proxies to be voted at the Company’s 2003 Annual Meeting of Shareholders (the “Meeting”), which will be held at 11:00 a.m., local time on August 25, 2003 at the Hyatt Regency Westshore, 6200 Courtney Campbell Causeway, Tampa, Florida 33607.

      The Board of Directors has fixed the close of business on August 11, 2003 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Meeting. As of August 1, 2003, 2,132,780 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding. For the purposes of determining the presence of a quorum at the Meeting, abstentions will be counted toward the number of shares represented at the Meeting and broker non-votes will be disregarded. The shareholders present at the Meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough shareholders to leave less than a quorum or the refusal of any shareholder present in person or by proxy to vote or participate in the Meeting.

      This Proxy Statement and the enclosed form of proxy are first being mailed to shareholders on or about August 12, 2003. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company as of the close of business on August 11, 2003, on all matters that come before the Meeting.

      For purposes of determining the votes cast with respect to any matter presented for consideration at the Meeting, only those votes cast “for” or “against” are included. However, if a proxy is signed but no specification is given, the share will be voted “FOR” Proposals 1 and 2 (to elect the Board’s nominees to the Board of Directors and to ratify the appointment of independent auditors for 2003). A shareholder giving a proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly executed, later dated proxy or by voting the shares subject to such proxy by written ballot at the Meeting. The presence at the Meeting of a shareholder who has given a proxy does not revoke such proxy unless such shareholder files the aforementioned notice of revocation or votes by written ballot.

      The cost of soliciting proxies will be borne by the Company. The solicitation of proxies may be made by mail, telephone, facsimile or telegraph or in person by directors, officers and regular employees of the Company, without additional compensation for such services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out of pocket expenses incurred by them in so doing.

PROPOSAL ONE

ELECTION OF DIRECTORS

      The size of the Board is currently set at five (5) and there are no vacancies. As a result of the recent developments in corporate governance and independence standards precipitated by the Sarbanes-Oxley Act of 2002, the current and proposed rules and regulations of the Securities and Exchange Commission and the current and proposed rules and requirements of Nasdaq, the Board evaluated its composition in May 2003. At the time of the evaluation, the Board was composed of seven directors of which five members were outside directors. The Board concluded as a matter of good corporate practice that it would be in the best interests of the Company and our shareholders to adhere to the new independence standards at the earliest opportunity.

The Board determined that three of the five outside directors, Donald R. Millard, Peter M. Sontag and Richard T. Welch, met all of the new and proposed independence standards and the other two members, Geoffrey L. Faux and Darrell C. Smith, were not likely to. Messrs. Faux and Smith volunteered to vacate their board seats to enable the majority of the remaining Board to consist of independent directors who meet all of the new and proposed independence standards. The Board also decreased the size of the Board to five members which eliminated the two vacancies.

      The Board is divided into three classes of directors serving staggered three-year terms. Directors hold their positions until the annual meeting of shareholders in the year in which their term expires and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death. The term of office of two of the Company’s current Class I members of the Board, Dr. Terek Diasti and Donald R. Millard, will expire at the Meeting and both are nominees for election to the Board. The Board of Directors recommends that these nominees be elected at the Meeting to hold office until the Company’s annual meeting of shareholders in 2006 and until their successor shall be duly elected and qualified or until their earlier resignation, removal from office or death.

      Directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote at the Meeting. Abstentions will be counted toward the number of shares represented at the Meeting. Broker non-votes will be disregarded. Shareholders may not vote cumulatively in the election of Directors. In the event any nominee should be unwilling or unable to serve, which is not anticipated, Dr. Terek Diasti, will vote for such other person or persons for the office of director as the Board of Directors may recommend. The Board has no reason to believe that any nominee will be unwilling or unable to serve if elected.

      Set forth below is certain information as of the record date for each person nominated and for each person whose term as a director will continue after the Meeting.

Information regarding Nominees:

      Terek Diasti, DVM, Chief Executive Officer, Chairman of the Board of Directors. Dr. Diasti, age 44, is a founder of the Company and has served as Chairman of the Board and Chief Executive Officer of the Company since 1992. From 1989 to 1993, Dr. Diasti operated and managed Lakeside Animal Hospital, Avalon Animal Hospital, Country Oaks Animal Hospital and Northdale Animal Hospital, all of which are veterinary hospitals in Tampa, Florida. While at the veterinary hospitals, Dr. Diasti was engaged in the development, internal managerial and operational programs. Dr. Diasti received his Doctorate of Veterinary Medicine from Purdue University.

      Donald R. Millard, age 56, has been a Director of the Company since the Company’s initial public offering in February 1997. Since June 2002, Mr. Millard has been the Executive Vice President and Chief Operating Officer of AGCO Corporation (NYSE:AG), a global manufacturer and distributor of agricultural equipment with annual revenues in excess of $2.0 billion and was Chief Financial Officer and Senior Vice President of AGCO Corporation from October 2000 through May 2002. From 1997 to October 2000, Mr. Millard was the Chief Executive Officer and President of Matria Healthcare, Inc. (NasdaqNM: MATR), a leading provider of comprehensive obstetrical home care and maternity management services. Mr. Millard also served as Senior Vice President of Finance, Chief Financial Officer and Treasurer of Matria Healthcare, Inc. from 1996 to 1997. Previously, Mr. Millard had served as Vice President — Finance and Chief Financial Officer of Healthdyne, Inc. from 1987 until Healthdyne, Inc. consummated a merger in 1996 with Tokos Medical Corporation to form Matria Healthcare, Inc. In October 2000, Mr. Millard also became a director of American HomePatient, Inc. (OTCBB:AHOM.OB). Mr. Millard, a Certified Public Accountant, received a Bachelor of Business Administration in Accounting from the University of Georgia in 1969.

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF TEREK DIASTI AND DONALD R. MILLARD, THE TWO NOMINEES FOR DIRECTOR

Information regarding other Directors:

      Adam Diasti, DDS, President, Dental Director and Director. Dr. Diasti, age 42, is a founder of the Company and has served as the President of the Company since its inception. Dr. Diasti’s term as a Class II director expires during the year 2004. Dr. Diasti is also the founder, President, director and sole shareholder of Coast Florida, P.A., Coast Dental, P.A., Coast Dental of Georgia, P.C., Coast Dental Services of Tennessee, P.C. and Adam Diasti, D.D.S. & Associates, P.C. (collectively, the “Coast P.A.”), a related party. From May 1991 to May 1992, he managed and operated the Sarasota Walk-In Dental Clinic, a group practice of three dentists and denture laboratory in Sarasota, Florida. Prior to May 1991, Dr. Diasti worked as a dentist in a large group practice of 18 offices known as Quality Dental in Newman Grove, Nebraska. He served as the Dental Operations Manager of Quality Dental. Dr. Diasti has a Doctorate of Dental Surgery from Creighton University in 1990 and is a member of the American Dental Association.

      Peter M. Sontag, age 60, was appointed as a Director in November 2002. Mr. Sontag’s term as a Class II director expires in year 2004. As Chairman and CEO of Fast Lane Travel, Inc., Mr. Sontag is under contract and provides advisory and consultation services to the largest German travel and transportation company based in Hanover, Germany. He is also under contract and provides advisory and consultation services to the largest worldwide technology company in Tokyo, Japan. Since November 1999 until November 2001, Mr. Sontag served as Chairman of 800 Travel Systems, Inc., a publicly traded company. Mr. Sontag served as the President of 800 Travel Systems, Inc. from November 1999 until June 2000, at which time he began serving as the Chief Executive Officer of 800 Travel Systems, Inc. Prior to joining 800 Travel Systems, Inc., Mr. Sontag was Chairman of the Board of Directors of Travel Industries, Inc. dba THOR, Inc. (“THOR”) from February 1997 until November 1999, a telecommunications, publishing and travel services company specializing in supplying marketing and e-commerce services to the travel industry. Mr. Sontag sold THOR in September 1999 to Trip.com, an Internet travel business. In December 1986, Mr. Sontag formed USTravel, Inc., a travel management and distribution company. Mr. Sontag built the company from inception through forty-nine acquisitions and mergers. When the company was sold to a Texas based corporation in March 1994, it was one of the top three distribution companies in the U.S. with annual consolidated sales in excess of $2.4 billion. Since February 1994, Mr. Sontag has served as a director of World Airways, Inc. (NasdaqSC:WLDA). Since June 1976 to the present, Mr. Sontag has served as the President of FastLane Travel, Inc., an incentive company that specializes in travel programs for high-net worth individuals. From January 1995 until January 1997, Mr. Sontag provided strategic new business consultation for Choice Hotel International, Inc., Ideon Corporation, the Deutscher Reiseburoverband, The Franklin Mint, Creative Hotel Associates, Inc. and Crown Marketing Group, Inc. For seven months of that time, Mr. Sontag also served as the President of OAG Travel Services, one of the Reed Elsevier companies. Mr. Sontag has an MBA in Finance from Columbia University.

      Richard T. Welch, age 52, was appointed as a Director in November 2002. Mr. Welch’s term as a Class III director expires in year 2005. Since January 2000 he has been a principal of Welch Business Solutions, an independent consulting firm. Mr. Welch served in the positions of Chief Financial Officer, Treasurer and Director of Vision Twenty One, a public company, from August, 1996 to December, 1999. Mr. Welch played a key role in Vision Twenty-One’s consolidation efforts in the eye care management industry with over 40 acquisitions in 14 months adding $200 million in revenues. From December 1994 to March 1996, Mr. Welch served as Executive Vice President of Finance and Administration, and as Vice Chairman of the Board of Directors, of Sports & Recreation, Inc., a public company engaged in the business of retail sporting goods and equipment sales generating over $500 million in annual revenue, and from January 1992 to December 1994, he served as its Chief Financial Officer and a Director. Mr. Welch is a Certified Public Accountant and graduated from Louisiana State University in 1973 with a Bachelor of Science in Management and Accounting.

Family Relationships

      Chairman of the Board and Chief Executive Officer Terek Diasti and Director and President Adam Diasti are brothers. There are no other family relationships among our directors and officers.

Involvement in Certain Legal Proceedings

      Mr. Sontag was an executive officer of 800 Travel Systems, Inc. within two years before it filed for protection from its creditors pursuant to Chapter 11 of the United States Bankruptcy Code in April 2002 due to the negative impacts of September 11, 2001. Mr. Sontag resigned prior to 800 Travel Systems, Inc’s declaration of bankruptcy.

Board and Committee Information

      In 2002, the Board held a total of five meetings. Each director attended at least 75% of the total number of meetings of the Board and the committees on which they served. The Board has two committees, an Audit Committee and a Compensation Committee. The entire Board functions as a nominating committee for recommending candidates for the Board and will consider candidates recommended for nomination by shareholders in accordance with the procedures set forth in our By-Laws. The following is a brief description of the functions performed by the Audit Committee and the Compensation Committee.

      The Audit Committee has sole authority for appointment, compensation and oversight of the independent certified public accountants that audit the Company’s financial statements. Each of the current members of the Audit Committee, Donald R. Millard, Peter M. Sontag and Richard T. Welch, are non-employee, financially literate directors who are independent pursuant to the requirements of the Sarbanes-Oxley Act of 2002 and the listing standards of Nasdaq. The Audit Committee is governed by a written charter which was recently amended and is attached to this proxy statement as Appendix A. The Audit Committee reviews financial results, reviews and discusses the scope of the independent audit, receives and reviews the audit reports and recommendations, reviews the Company’s accounting and internal control procedures and makes recommendations to the Board for any changes deemed necessary and performs such other functions properly delegated by the Board. The Audit Committee is also responsible for the Company’s Code of Ethics and reviews and recommends corporate governance principles. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted a “whistleblower” policy which establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal auditing controls or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting practices. Through November 2002, the Audit Committee consisted of Donald Millard, Geoffrey L. Faux and Darrell C. Smith. In November 2002 Peter M. Sontag and Richard T. Welch joined the Board of Directors and replaced Messrs. Faux and Smith on the Audit Committee. The Audit Committee met four times in 2002 and was in full compliance with its written charter.

      The Compensation Committee is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock option plans, investment programs and insurance plans, and the Committee is authorized to exercise all of the powers of the Board in matters pertaining to employee promotions and the designation and/or revision of employee positions and job titles. The current members of the Compensation Committee are Donald R. Millard, Peter M. Sontag and Richard T. Welch. During 2002, Terek Diasti and Geoffrey L. Faux served on the Compensation Committee. Geoffrey L. Faux was replaced by Peter M. Sontag in November 2002. Terek Diasti was replaced by Richard T. Welch in July 2003. The Compensation Committee met three times during 2002.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, officers and shareholders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of forms, reports and certificates furnished to the Company by such persons, all such reports were filed on a timely basis.

Code of Ethics

      We have adopted a Code of Ethics in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 which applies to our Chief Executive Officer and certain of our senior financial officers. The full text of our Code of Ethics can be found under Corporate Governance on the Investor Relations page of our corporate web-site, www.coastdental.com.

BOARD COMPENSATION

      The Company pays each director who is not an employee of the Company (“Outside Director”) $2,000 for each Board of Directors or committee meeting attended, plus reimbursement for all reasonable expenses incurred by such director in connection with such attendance at any meeting of the Board of Directors. Directors are also eligible for stock option grants under the Coast Dental Services, Inc. Stock Option Plan. A family relationship exists between directors Terek Diasti and Adam Diasti who are brothers. The following table sets forth the total compensation paid to each individual that served on the Board of Directors at any time in 2002. Directors who are also employees of the Company receive no additional compensation for their services as Directors.

      As a result of the significantly expanded duties and responsibilities of outside directors precipitated by the Sarbanes-Oxley Act of 2002, the current and proposed rules and regulations of the Securities and Exchange Commission, the current and proposed rules and the requirements of Nasdaq and other developments in corporate governance, the Board evaluated director compensation in June 2003. Effective June 30, 2003, cash compensation for independent members of the Board of Directors was increased to a quarterly retainer of $7,000 per board member and meetings fees of $2,000 per board member per meeting. Committee meetings held on the same day as board meetings will not be separately compensated.

Director Compensation for 2002

		Number of Shares
Name	Cash Compensation	Underlying Stock Option Grants(1)

Donald R. Millard	$8,000	20,000
Peter M. Sontag	—	20,000
Richard T. Welch	—	20,000
Geoffrey L. Faux(2)	$8,000	20,000
Darrell C. Smith(2)	$8,000	20,000

(1)	The stock options were granted to Messrs. Millard, Faux and Smith on March 19, 2002 and Messrs. Sontag and Welch on November 18, 2002. The options vest equally over a period of three (3) years except for the options granted to Mr. Millard which are all currently vested.

(2)	Messrs. Faux and Smith voluntarily resigned from the Board of Directors in May 2003 and all unvested stock options were forfeited at such time.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following tables provide information about executive compensation.

Compensation Summary Table

      The following table sets forth the annual and long-term compensation for services to the Company for the years ended December 31, 2000, 2001 and 2002 of those persons who were, at December 31, 2002, (i) the

Chief Executive Officer of the Company and (ii) the other four most highly compensated executive officers of the Company whose compensation exceeded $100,000 for fiscal year 2002 (the “Named Executive Officers”).

				Long-Term
				Compensation
	Annual Compensation			Awards

				Securities
			Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Compensation	Stock Options	Compensation

Terek Diasti, Chief Executive Officer	2000	$209,000	—	10,000 (1)	$40,449
	2001	$226,923	—	—	$22,095	(2)
	2002	$273,077	—	—	$18,410	(3)
Adam Diasti, President	2000	$172,000	—	10,000 (1)	$52,978
	2001	$189,808	—	—	$25,440	(2)
	2002	$219,231	—	—	$15,658	(3)
Timothy G. Merrick, Vice President — Finance and Secretary	2002	$129,077	—	10,000	—

(1)	All references to number of shares have been adjusted to reflect the 3-for-1 reverse stock split effective July 17, 2001.

(2)	Includes $14,800 and $13,500, which represents the dollar value of the benefit of premiums paid by the Company under split dollar life insurance arrangements for Dr. Terek Diasti and Dr. Adam Diasti, respectively, based on the amount of the premium attributable to the term insurance portion of the policies, and $7,295 and $11,940, which represents the present value to Dr. Terek Diasti and Dr. Adam Diasti, respectively, of premiums paid by the Company under such arrangements based on the amount of the premium attributable to the whole life insurance portion of the policies. The present value was calculated as an interest free loan of the whole life portion of the premium based on their respective life expectancies.

(3)	No premiums were paid by the Company in 2002 on the split dollar life insurance arrangements. Amounts for 2002 represent the imputed dollar value of the benefit of premiums due under split dollar life insurance arrangements for Dr. Terek Diasti and Dr. Adam Diasti, respectively, based on the amount of the premiums attributable to the term insurance portion of the policies.

Option/SAR Grants in Last Fiscal Year

      The following tables provides information as to options awarded to each of the Named Executive Officers of the Company during 2002. All such options were awarded under our Stock Option Plan.

Potential Realizable
Value at Assumed
Rates if Stock Price
	Number of	Percent of Total			Appreciation for
	Securities	Options Granted to	Exercise or Base		Option Term (1)
	Underlying Options	Employees in Fiscal	Price ($ Per
Name	Granted	Year	Share)	Expiration Date	5%	10%

Terek Diasti	—	—	—	—	—	—
Adam Diasti	—	—	—	—	—	—
Timothy G. Merrick	10,000	5%	$2.39	02/11/2012	$15,031	$38,090

(1)	Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements of the SEC and do not reflect any estimate of future price growth.

Aggregated Options/SAR Exercises in Last Fiscal Year

and Fiscal Year End Option/SAR Values

      The following table provides information as to options exercised by each of the Named Executive Officers of the Company during 2002. The table sets forth the value of options held by such officers at year-end measured in terms of the closing price of the Company’s Common Stock on December 31, 2002.

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			Fiscal Year End		Fiscal Year End
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Terek Diasti	0	$0	6,667	3,333	$0	$0
Adam Diasti	0	$0	6,667	3,333	$0	$0
Timothy G. Merrick	0	$0	0	10,000	$0	$2,400

Equity Compensation Plan Information

      The following table sets forth information as of December 31, 2002 with respect to our equity compensation plans.

Number of Shares
	Number of Shares to be Issued	Weighted-Average	Available for Future
	Upon Exercise of	Exercise Price of	Issuance Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity Compensation Plans Approved by Shareholders(1)	697,841	$10.47	802,159
Equity Compensation Plans Not Approved by Shareholders(2)	—	—	—

(1)	The equity compensation plans approved by our shareholders are the Coast Dental Services, Inc. Stock Option Plan and the Coast Dental Services, Inc. Affiliated Professionals Stock Plan.

(2)	We do not have any equity compensation plans that have not been approved by our shareholders.

Employment Agreements and Change in Control Arrangements

      The Company and Dr. Terek Diasti are parties to an Employment Agreement (the “Terek Diasti Employment Agreement”), pursuant to which Dr. Terek Diasti has agreed to serve as the Chief Executive Officer of the Company. The term of the Terek Diasti Employment Agreement is for five years ending September 31, 2001 and is renewable for subsequent one year terms by mutual agreement of the parties. The Terek Diasti Employment Agreement provides that Dr. Terek Diasti will receive an annual base salary of not less than $135,000. Effective July 1, 2002, the Compensation Committee provided that Dr. Diasti would receive an annual base salary of $300,000. Dr. Terek Diasti has agreed to devote substantially all of his time and attention to the business and affairs of the Company. Dr. Terek Diasti will be eligible for an annual incentive bonus, up to 100% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors in accordance with the Company achieving certain performance measures set by the Compensation Committee. Dr. Terek Diasti is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company’s expense. The Terek Diasti Employment Agreement provides that in the event of a termination of employment by the Company other than (i) for cause, (ii) upon death or disability or (iii) upon voluntary termination by employee, such employee shall be entitled to receive from the Company a series of monthly payments equal to one-twelfth of the employee’s annual base salary for each month during the remaining term of the Terek Diasti Employment Agreement, but not less than 24 months, plus a payment for accrued but unpaid wages and expense reimbursements. The Terek Diasti Employment Agreement provides that in the event such employee’s employment terminates other than for cause within twelve months following a change in control (as defined in the Terek Diasti Employment Agreement) of the Company, the Company shall pay such employee a series of 36 monthly payments of one-twelfth of the sum of such employee’s base salary plus his previous years’ bonus. The Terek Diasti Employment Agreement contains a non-competition covenant with the Company for a period of two years following termination of employment.

      The Company and Dr. Adam Diasti are parties to an Employment Agreement (the “Adam Diasti Employment Agreement”), pursuant to which he has agreed to serve as the President of the Company. The term of the Adam Diasti Employment Agreement is for five years ending September 31, 2001 and is renewable for subsequent one year terms by mutual agreement of the parties. The Adam Diasti Employment Agreement provides that Dr. Adam Diasti will receive an annual base salary of not less than $115,000. Effective July 1, 2002, the Compensation Committee provided that Dr. Diasti would receive an annual base salary of $230,000. Dr. Adam Diasti has agreed to devote substantially all of his time and attention to the business and affairs of the Company. Dr. Adam Diasti will be eligible for an annual incentive bonus, up to 100% of his annual base salary, in an amount to be determined by the Compensation Committee of the Board of Directors in accordance with the Company achieving certain performance measures set by the Compensation Committee. Dr. Adam Diasti is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company’s expense. The Adam Diasti Employment Agreement provides that in the event of a termination of employment by the Company other than (i) for cause, (ii) upon death or disability or (iii) upon voluntary termination by employee, such employee shall be entitled to receive from the Company a series of monthly payments equal to one-twelfth of the employee’s annual base salary for each month during the remaining term of the Adam Diasti Employment Agreement, but not less than 24 months, plus a payment for accrued but unpaid wages and expense reimbursements. The Adam Diasti Employment Agreement provides that in the event such employee’s employment terminates other than for cause within twelve months following a change in control (as defined in the Adam Diasti Employment Agreement) of the Company, the Company shall pay such employee a series of 36 monthly payments of one-twelfth of the sum of such employee’s base salary plus his previous years’ bonus. The Adam Diasti Employment Agreement contains a non-competition covenant with the Company for a period of two years following termination of employment.

      The Company and Timothy G. Merrick are parties to an Employment Agreement (the “Merrick Employment Agreement”), pursuant to which Mr. Merrick has agreed to serve as Vice President — Finance of the Company. The term of the Merrick Employment Agreement is for two years ending on February 11, 2004, and is renewable for subsequent one year terms by mutual agreement of the parties. The Merrick Employment Agreement provides that Mr. Merrick will devote his full time to the business and affairs of the Company and will receive an annual base salary of not less than $150,000. Effective September 1, 2002, the Compensation Committee provided that Mr. Merrick will receive an annual base salary of not less than $157,000. Mr. Merrick is also eligible for inclusion in any health, medical, disability, insurance or pension plan made available by the Company to its employees, a portion of which will be at the Company’s expense. The Merrick Employment Agreement terminates automatically upon death or disability of Mr. Merrick and is terminable by the Company “for cause” as defined in the Employment Agreement. The Merrick Employment Agreement contains a non-competition covenant with the Company for a period of eighteen months following termination of employment.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

      The following sets forth, as of August 1, 2003, information as to the beneficial ownership of the Company’s Common Stock by (i) each person known to the Company as having beneficial ownership of more than 5% of the Company’s Common Stock, (ii) each person serving the Company as Director on such date and each nominee for Director, (iii) each person serving the Company as executive officer on such date who qualifies as a “named executive officer” as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934 and (iv) all of the Directors and executive officers of the Company as a group.

	Amount and
	Nature of Shares
	Beneficially	Percent of
Shareholders(1)	Owned	Class(2)

Diasti Nevada Family Limited Partnership(3)	1,066,800	50.0%
Terek Diasti(3)	1,076,800	50.5%
Adam Diasti(3)	1,076,800	50.5%
Tim Diasti(3)	1,066,800	50.0%
Dimensional Fund Advisors, Inc.(4)	170,928	8.0%
Timothy G. Merrick(5)	3,333	*
Donald R. Millard(6)	14,668	*
Peter M. Sontag	0	*
Richard T. Welch	0	*

All directors and officers as a group(6) persons	1,104,801	51.8%

*	Less than one percent

(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is 2502 North Rocky Point Drive, Suite 1000, Tampa, Florida 33607.

(2)	Based on 2,132,780 shares of Common Stock outstanding. Pursuant to the rules of the Securities Exchange Commission, certain shares of Common Stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Shares are owned by the Diasti Nevada Family Limited Partnership, 639 Isbell Road, Suite 390, Reno Nevada 89509, in which Dr. Terek Diasti, Dr. Adam Diasti and Tim Diasti exercise equal investment and voting powers as equal shareholders of the corporate general partner. For Dr. Terek Diasti and Dr. Adam Diasti, includes 10,000 shares issuable upon the exercise of stock options granted to each of them pursuant to the Company’s 1995 Stock Option Plan, which have vested and are fully exercisable. Excludes 149,779 shares issuable upon the exercise of stock options held by the Coast P.A. for the benefit of the Coast P.A. professionals. Dr. Adam Diasti is the sole owner of the Coast P.A.

(4)	Based solely on information provided in Schedule 13 G filed by Dimensional Fund Advisors Inc., 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401, on February 12, 2003.

(5)	Consists of 3,333 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of August 1, 2003.

(6)	Consists of 14,668 shares of Common Stock issuable upon exercise of options that are currently exercisable or exercisable within 60 days of August 1, 2003.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Terek Diasti, our Chairman of the Board and Chief Executive Officer served on the Compensation Committee in 2002 and for approximately six months in 2003. Although Dr. Diasti served on the

Compensation Committee during such time, he did not participate in any decisions regarding his own compensation or that of his brother, Adam Diasti, our President and a Director.

      The information contained in the following sections entitled “Report of the Compensation Committee,” “Performance Graph” and “Report of the Audit Committee” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates these reports or the performance graph by reference therein.

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee is currently composed of three non-employee members of the Board, Donald R. Millard, Peter M. Sontag and Richard T. Welch. Through November 2002, Terek Diasti and Messrs. Millard and Faux served on the Company’s Compensation Committee. Mr. Sontag replaced Mr. Faux on the Compensation Committee in November 2002. Dr. Diasti also served on the Compensation Committee for approximately the first six months of 2003, until he was replaced by Mr. Welch.

      The Compensation Committee acts on behalf of the Board of Directors to establish the general compensation policy of the Company for all employees of the Company and to determine the compensation for the Chief Executive Officer and other executive officers. It also administers the Company’s stock plans. Additionally, the Compensation Committee is consulted to approve compensation packages for newly-hired executives. The Compensation Committee’s compensation policy for executive officers is designed to promote continued performance, and attract, motivate and retain talented executives responsible for the success of the Company.

      Annual compensation for all the executive officers of the Company is determined by the Compensation Committee of the Company, subject to the terms of any applicable employment agreement negotiated between the executive officer and the Company. Historically, certain executive officers of the Company were compensated annually with lower salaries than officers at similarly-situated public companies notwithstanding their significant responsibilities. As such, in July 2002 the Compensation Committee determined that salary adjustments were appropriate and increased the annual minimum base salaries of the Chief Executive Officer and the President in order to compensate them at a level more comparable with executive officers at similarly-situated public companies. Although Terek Diasti served on the Compensation Committee in 2002, he did not participate in any decisions regarding his own compensation as Chief Executive Officer or the compensation of his brother Adam Diasti, the Company’s President. The Compensation Summary Table contains the actual salaries paid by the Company to the executive officers in 2002 and the Employment Agreements section provides the salary thresholds established by the Compensation Committee for the executive officers. The executive officers may also qualify for a bonus pursuant to the Company’s bonus plan, which applies a formula based on the growth, profits and overall performance of the Company. The Chief Executive Officer and the other executive officers were not paid a bonus in 2002 due to the performance of the Company.

      The Compensation Committee expects in the future to determine the compensation levels for the executive officers based upon several considerations, including the performance of the Company, individual performance, and general economic conditions, including but not limited to increases in the cost of living. Changes in compensation in subsequent years will be discretionary and based upon the foregoing factors. The Compensation Committee is not expected to give particular weight to a specific factor or use a formula in determining compensation.

      Long-term equity incentives for executive officers and other Company employees are effected through stock option grants under the Coast Dental Services, Inc. 1995 Stock Option Plan. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of management and employees with those of the shareholders. Stock options only have value if the stock price appreciates in value from the date the options are granted. The number of stock options granted to executive officers is within the discretion of the Compensation Committee and is based on various subjective factors relating to each executive’s position within the Company and responsibilities, past performance, anticipated future contributions, and prior option grants. Historically, stock options have also been provided to the President’s solely-owned professional associations. The Compensation Committee approved a grant to Vice President — Finance, Timothy G. Merrick, of 10,000 stock options in February 2002 upon commencement of his employment. The Compensation Committee approved a grant to Chief Operating Officer, Thomas J. Marler, of 10,000 stock options in November 2002 shortly after commencement of his employment. The Chief Executive Officer and President were not granted options during 2002. However, since the Chief Executive Officer and the President are significant shareholders in the Company, their interests are aligned directly with increases in shareholder value which benefit all shareholders.

Respectfully submitted,
The Compensation Committee

Peter M. Sontag, Chair
Donald R. Millard
Richard T. Welch
Terek Diasti (former member)

PERFORMANCE GRAPH

      The following graph shows a comparison of cumulative five-year total shareholder returns for the Company’s Common Stock, the Nasdaq Stock Market Index for U.S. Companies, and the Nasdaq Health Services Index. The graph assumes the investment of $100 on December 31, 1997. The performance shown is not necessarily indicative of future performance.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN

AMONG COAST DENTAL SERVICES, INC., NASDAQ U.S. INDEX AND
NASDAQ HEALTH SERVICES INDEX

	Dec. 97	Dec. 98	Dec. 99	Dec. 00	Dec. 01	Dec. 02

Coast Dental Services, Inc.	100.00	43.24	10.15	4.29	3.40	3.65
NASDAQ US Index	100.00	140.99	261.49	157.77	125.16	86.53
NASDAQ Health Services	100.00	84.77	68.19	93.60	101.20	87.20

AUDIT AND RELATED FEES

Audit Fees

      The aggregate fees billed by Deloitte & Touche, LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”) for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during that fiscal year were $157,000.

Financial Information Systems Design and Implementation Fees

      The Company did not engage Deloitte to provide professional services to the Company regarding financial information systems design and implementation during the fiscal year ended December 31, 2002.

All Other Fees

      The aggregate fees billed by Deloitte for services rendered to the Company, other than the services covered in “Audit Fees” and “Financial Information Systems Design and Implementation Fees” for the fiscal year ended December 31, 2002 were $62,000, which fees primarily related to tax consulting and compliance.

      The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2002 with the Company’s management. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with the independent accountants. The Audit Committee has discussed with Deloitte, the Company’s independent accountants, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      The Audit Committee has also received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), as amended, and the Audit Committee has discussed with Deloitte its independence. The Audit Committee has considered the provision of services by Deloitte covered in “Audit and Related Fees” above and has determined that such services are compatible with maintaining their independence from the Company.

      Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Respectfully submitted,
The Audit Committee

Donald R. Millard, Chair
Peter M. Sontag
Richard T. Welch

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The information set forth herein briefly describes certain relationships and related transactions since the beginning of the Company’s last fiscal year between the Company and its Directors, officers and shareholders owning 5% or more of the Company’s Common Stock. These relationships and transactions have been and will continue to be reviewed and approved by the Audit Committee.

Agreement with Coast P.A.

      The Company receives fees for services and support provided to Coast P.A. under the Services and Support Agreements, but does not employ dentists or hygienists or control the dental practices of Coast P.A. The Company’s net revenue is dependent on gross patient revenue generated by Coast P.A. and, therefore, effective and continued performance of Coast P.A. and its dentists and hygienists during the terms of the Services and Support Agreements is essential to the Company’s long term success.

      The Company has 40-year evergreen dental services agreements (Service and Support Agreements) with each entity comprising Coast P.A. whereby the Company receives fees for services and support provided to Coast P.A. Net revenue represents the aggregate fees charged to Coast P.A. under the agreements during the year. Gross patient revenue earned by Coast P.A. at its dental practices is at established rates, net of refunds, adjustments and discounts. The costs incurred by Coast P.A. include primarily dentist and hygienist salaries and benefits. The service and support fee arrangements have been agreed to between the principal and sole owner of Coast P.A., Adam Diasti, D.D.S., (who is a Director, President and a majority shareholder of the Company), and the Chairman of the Board and Chief Executive Officer of the Company, Terek Diasti. The service and support fee agreements and any amendments thereto are approved by the Audit Committee, which is comprised of independent directors. The factors considered in setting those fees include the Company’s evaluation of the services it provides, the costs incurred by the Company in connection with providing the services and the Company’s negotiated return, balanced against Coast P.A.’s requirement for a retained amount which ensures its financial viability, contemplation of a long-term relationship with the Company and the future business opportunity related thereto.

      Only the service fees earned by the Company for its services and support to Coast P.A. and the actual expenses of the Company are reflected in the financial statements of the Company. Neither the expenses of Coast P.A. nor any of the patient gross revenues earned by Coast P.A. are reflected in the financial statements of the Company.

      Historically the service and support fee was based on an agreed-upon percentage of the gross patient revenues of Coast P.A. (net of refunds, discounts, and adjustments and inclusive of capitation revenues). Effective February 1, 1999, the service and support fee became 73% of Dental Center gross revenues and effective January 1, 2000, the service and support fee became 67% of Dental Center gross revenues, with an allowable range of 66% to 72%. The percentage has remained unchanged in 2001 and through May 31, 2002.

      Effective June 1, 2002, the Company and Coast P.A. amended the Services and Support Agreement to change the methodology for determining the monthly services and support fee earned by the Company and to provide for Coast P.A. to grant the Company a secured interest in Coast P.A.’s trade accounts receivable for payment of services and support fees. This amendment incorporates the financial performance of each Dental Center in the determination of the services and support fee earned by the Company. The Audit Committee of the Board of Directors approved the amendment to the Services and Support Agreement.

      Effective June 1, 2002, the Services and Support fee earned by the Company for each Dental Center is based on a combination of the actual costs of services provided and the financial performance of the Dental Centers. As compensation for its services and support of the Dental Centers, the Company earns a two-part monthly services and support fee based on: (1) the actual direct and indirect expenses incurred in providing the services and support to the Dental Centers (including employee costs, supplies, advertising, occupancy and Dental Center administrative costs); and (2) the financial performance of the Dental Centers. The performance-based portion of the fee is set at 90% of the excess of net dental services revenue over direct and indirect Dental Center operating expenses. Effective October 1, 2002, the Company and Coast P.A. amended the Services and Support Agreement to calculate the performance-based portion of the service and support fee on the aggregate financial performance of all Dental Centers and not on the stand-alone financial performance of each Dental Center. The Audit Committee of the Board of Directors approved this amendment to the Services and Support Agreement.

Agreement with Dr. Adam Diasti

      The Company has an agreement with Adam Diasti, D.D.S., pursuant to which Dr. Diasti has agreed to sell all of his shares of Coast P.A. stock to a licensed dentist designated by the Company if certain events occur. Dr. Diasti is a Director and President and a majority shareholder of the Company. The purchase price under the agreement, if the certain event should occur, will be the fair market value of Dr. Diasti’s shares of the Coast P.A.’s stock. The Company has no financial interest in Coast P.A., nor would it benefit financially from any sale of the Coast P. A. stock.

Note and Accounts Receivable from Coast P.A.

      As of December 31, 2002, the balance of the management fee receivable from Coast P.A. was approximately $17.4 million. This amount is directly attributable to service and support fees earned. Also, the Company, from time-to-time, has advanced funds under the Services and Support Agreements to Coast P.A. for operations, or when Coast P.A. was acquiring dental practices, advanced funds for acquisitions of existing dental practices. A portion of the management fee receivable is unsecured and represents a concentration of credit risk and exposes the Company to risk of loss for these amounts should Coast P.A. be unable to pay its debts. This receivable is considered fully collectible and no bad debt allowance has been provided.

      The Company periodically advances funds to/from Coast P.A. These advances to and from Coast P.A. were approximately $0.2 million at both December 31, 2002 and December 31, 2001. These notes receivable are non-interest bearing and are due upon demand.

Affiliate Stock Option Plan and Stock Option Receivable from Coast P.A.

      Pursuant to the Company’s Affiliated Professionals Stock Plan, the fair value of the Company’s stock options granted to affiliated dental professionals employed by Coast P.A. are charged to Coast P.A. and reimbursed to the Company. Upon the departure or termination of a dental professional from Coast P.A., any options previously granted that are forfeited by the dental professional pursuant to the terms of the affiliated professional benefit plan, revert to Coast P.A. for reissuance to new dental professionals. As a result of such forfeitures, Coast P.A. currently holds options to purchase 149,779 shares of the Company’s common stock at exercise prices ranging from $2.45 per share to $76.13 per share. At December 31, 2002 and 2001, the Company has recorded a stock option receivable from Coast P.A. as a reduction of shareholders’ equity in the amount of $2.5 million and $2.4 million, respectively for amounts due for the stock option grants to the Affiliated Professionals Stock Plan. This stock option receivable represents the fair value of the options issued to the dental professionals employed by Coast P.A. and is reimbursable to the Company from Coast P.A.

Dentist Equity Model

      During the third quarter of 2001, Coast P.A., with the assistance of the Company, began the rollout of the newly developed Dentist Equity Model, whereby a dentist has the opportunity to acquire a 25% to 50% ownership interest in a Dental Center and participate in the potential profits of that Dental Center. These transactions are structured as a sale of intangible and/or tangible assets of each Dental Center. Coast P.A. sells a portion of its intangible Dental Center assets to the dentist acquiring the interest. Coast P.A. and the dentist then contribute their respective tangible and intangible assets to a newly formed professional association. The Equity Doctor Dental Centers continue to operate under the existing Services and Support Agreement with the Company.

      The Company and Coast P.A. consummated the sale of interests in Dental Centers in accordance with the terms of the Equity Model as follows: ten (10) in 2001 and six (6) in 2002. In fourth quarter 2002, the Company and Coast P.A. divested one Dental Center and sold the business and remaining assets to the owner-

dentist. In addition, in fourth quarter 2002, the Company, Coast P.A. and four owner-dentists dissolved four of the Equity Model Dental Centers and the dentists remained in the practice and became employees of Coast P.A.

Supply Agreement

      The Company entered into a Supply Agreement dated September 27, 2000 with edentaldirect.com, Inc. Tim Diasti, a majority shareholder of the Company, is an officer, director and shareholder of edentaldirect.com, Inc. and brother of Terek and Adam Diasti. The Company’s executive officers and directors, Terek Diasti and Adam Diasti, and its director, Donald R. Millard and a former director, Darrell C. Smith are also shareholders of edentaldirect.com, Inc. Under the Supply Agreement, the Company purchases dental products and supplies from edentaldirect.com, Inc. During 2002, 2001 and 2000, the Company paid edentaldirect.com, Inc. approximately $4,034,000, $1,380,000 and $89,000, respectively, for dental products and supplies, which represents approximately 69%, 35% and 3% of the Company’s total supply purchases for such periods. At December 31, 2002 and 2001 the Company owed edentaldirect.com approximately $212,000 and $420,000 for the purchase of dental products and supplies. In 2002, the Company began purchasing Celara brand denture systems from edentaldirect.com that are produced by Dentovations, Inc, which is 50% owned by the Diasti Family Limited Partnership (a related party). The Company’s purchases of Celara denture systems totaled $22,000 through December 31, 2002.

Dental Lab Products

      In third quarter 2002, the Company began purchasing a portion of its dental lab products from Summit Dental, Inc. d/b/a Global Prosthetic Services (“Summit”). Summit is 51% owned by the sister and brother-in-law of Terek and Adam Diasti. Terek and Adam Diasti are directors of Summit. Terek Diasti has personally guaranteed the real property lease for the space used by Summit to conduct its operations. Through December 31, 2002, payments by the Company to Summit totaled $214,000.

Patient Financing-Brokerage Fees

      Coast P.A. offers private label credit card financing to its patients through a national bank. eHealthCredit.com, Inc. (“eHealth”) markets the credit card program and is paid a brokerage fee by the Company. The Diasti Family Limited Partnership (an affiliate of the Company) and Darrell C. Smith (a former director of the Company) own 90% and 5%, respectively, of eHealth. The Company paid eHealth brokerage fees of approximately $85,000 for the period from January 2002 to July 2002 in connection with the credit card program. In addition, in third quarter 2002, the Company paid eHealth a $15,000 penalty (the maximum quarterly penalty) as patient financing volume in the second quarter 2002 was below certain specified target levels. Brokerage fees due to eHealth as of December 31, 2002 were approximately $137,000 and total brokerage fees earned by eHealth in fiscal year 2002 were approximately $222,000. Further, the Company has entered into a guaranty with the bank pursuant to which it has agreed to guarantee and become a surety for eHealth’s obligations under the credit card program. eHealth’s obligations to the bank would be for the unamortized cost of credit card approval machines, if any, should Coast P.A. return any machines to the bank within the period of the agreement. At inception of the program, eHealth’s maximum obligation was $69,000. Further, although the credit card program brokerage fee received by eHealth was previously required to be split between eHealth and Adenta Patient Financing, LLC (“Adenta”), a company owned in part by Diasti Holdings, LLC (also an affiliate of the Company), both Adenta and Diasti Holdings, LLC are in dissolution. No fees have been paid by either the Company or Coast P.A. to Adenta or Diasti Holdings, LLC. Adenta was an additional named insured on the Company’s property and casualty insurance policies through third quarter 2002. Estimated annual premiums for inclusion on Adenta on these insurance policies was $2,100.

Split-Dollar Life Insurance Arrangement

      In February 1998, the Company entered into split-dollar life insurance arrangements with executive officers and directors Terek Diasti and Adam Diasti. Pursuant to the terms of the agreements, the Company lends the money to pay the annual premiums and has received collateral assignments of the life insurance policies to secure repayment of the loans. Upon the death of the covered person the Company is entitled to receive repayment of the loans from the life insurance proceeds. In 2001, the Company loaned $56,000 and $87,000 to Terek Diasti and Adam Diasti, respectively, for the premiums on the life insurance policies. There were no loans in 2002 and there will be no loans in the future due to the requirements of the Sarbanes-Oxley Act of 2002. The Company has the ability to unilaterally cancel the policies on 30 days notice and receive the lesser of the cash surrender value or the amounts loaned. The total of these non-interest bearing receivables at December 31, 2002 and 2001 is $1,020,000 and $1,777,000, respectively, net of valuation allowances on the underlying investments of the split dollar life insurance policies totaling $882,000 and $505,000.

Loans to Majority Shareholders

      Through June 30, 2002, prior to the July 30, 2002 effective date of the Sarbanes-Oxley Act of 2002, the Company periodically advanced funds to/from the majority shareholders. There will be no advances in the future due to the requirements of the Sarbanes-Oxley Act of 2002. Advances to the majority shareholders, and affiliates of majority shareholders were approximately $182,000 and $163,000 at December 31, 2002 and 2001, respectively.

Loans from Majority Shareholders

      The Company entered into a credit agreement with the Diasti Family Limited Partnership in February 2003 for the Diasti Family Limited Partnership to loan the Company up to $3,400,000 at an annual interest rate of 5.00% to finance a buyback of the Company’s common stock, as more fully disclosed in the 2002 Annual Report on Form 10-K. The loan is due five years from the date the funds are borrowed. Subject to the approval of the Company’s senior lender, CapitalSource, the loan is secured by a second priority lien on all of the Company’s assets. As of July 31, 2003, the Company has not borrowed any funds under this loan agreement.

      Under terms of the commitment letter from CapitalSource, the Company agreed to reimburse the lender for certain costs and expenses. The Diasti Family Limited Partnership paid a $50,000 deposit toward such costs in December 2002. After the loan facility was closed, the Company reimbursed the Diasti Family Limited Partnership the $50,000 in January 2003.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

      Deloitte was appointed as the Company’s independent auditors for the year 2002. The Audit Committee of the Board of Directors has selected Deloitte to be the Company’s independent auditors for the year 2003. A representative of Deloitte is expected to be present at the Meeting and will be available to respond to appropriate questions and may make a statement if the representative so desires.

      Shareholder ratification of the selection of Deloitte is not required but is being submitted to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Meeting will be required to ratify the Audit Committee’s selection of Deloitte.

      THE AUDIT COMMITTEE AND BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE AS INDEPENDENT AUDITORS FOR 2003.

SHAREHOLDER PROPOSALS FOR

PRESENTATION AT THE 2004 ANNUAL MEETING

      Any qualified shareholder intending to present a proposal at the 2004 Annual Meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in the Company’s proxy materials for such meeting must, in addition to meeting other applicable requirements under the rules and regulations of the Securities and Exchange Commission, submit such proposal to Timothy G. Merrick, Secretary, in writing no later than April 13, 2004.

      The Company’s By-Laws require certain advance notice to the Company of a shareholder sponsored proposal submitted outside the processes of Rule 14a-8, including nominations by shareholders of persons to stand for election as directors at shareholders’ meetings. To be timely, such notice must be received at the principal executive offices of the Company not less than 60 nor more than 90 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. A proposal submitted outside the processes of Rule 14a-8 is any shareholder proposal submitted for presentation at the 2004 Annual Meeting but not submitted for inclusion in the Company’s proxy statement. Under Rule 14a-4(c)(1), if a proponent fails to notify the Company by the advance notice date, then the management proxies will be permitted to use their discretionary voting authority if such proposal is raised at the 2004 Annual Meeting, without any discussion of the matter in the proxy statement.

      A shareholder’s notice with respect to a director nomination must set forth (i) certain information about the nominee, (ii) consent of the nominee to serve as a director if elected, (iii) the name and record address of the nominating shareholder, (iv) the class or series and number of shares of the Company which are beneficially owned by such shareholder, (v) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, (vi) a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named, and (vii) certain other information.

      The complete By-Law provisions governing these requirements are available to any shareholder without charge upon request from the Secretary of the Company.

OTHER BUSINESS

      The Board of Directors knows of no other matters which are likely to be brought before the Meeting. If any matter not described herein should be presented for Shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

By Order of the Board of Directors,

TIMOTHY G. MERRICK
Secretary

Dated: August 12, 2003

COAST DENTAL SERVICES, INC.

AUDIT COMMITTEE CHARTER
(As Amended on July 31, 2003)

      The Audit Committee is appointed by the Board of Directors to assist the Board in overseeing and monitoring (1) the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, (2) the integrity of the financial statements of the Company, (3) the compliance by the Company with legal and regulatory requirements and (4) the qualifications, independence and performance of the Company’s external auditors.

      The Audit Committee shall consist of at least three (3) members of the Board. The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. and the Securities and Exchange Commission (the “SEC”). The members of the Audit Committee shall be appointed by the Board of Directors. A member of the Audit Committee may not, other than in his or her capacity as a member of the Board or any committee thereof, be an affiliated person of the Company unless the particular affiliation is otherwise permitted pursuant to an exemption under SEC rules. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand financial statements. At least one member of the Audit Committee shall be a “financial expert” as such term is defined by the SEC. Members of the Audit Committee shall receive such fees for their service on the Audit Committee as may be determined by the Board in its sole discretion. However, Audit Committee members may not receive any consulting, advisory or other compensatory fees from the Company except in their capacity as a member of the Board or any committee thereof, unless the subject fees are otherwise permitted pursuant to an exemption under SEC rules.

      The Audit Committee shall have the authority to retain special legal, accounting or other advisers to advise the Committee at the Company’s expense. The Company shall provide appropriate funding, as determined by the Audit Committee, to compensate the independent auditors and to any advisers retained by the Audit Committee. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of or advisers to, the Committee.

      The Audit Committee may delegate such duties and responsibilities to its individual members or sub-committees to the extent permitted by law.

      The Audit Committee shall:

Audit Committee Administration

      1. Review and reassess the adequacy of this Charter periodically and recommend any proposed changes to the Board for approval.

      2. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

      3. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics.

      4. Meet at least annually with the independent auditor in separate executive sessions.

      5. Conduct any investigation appropriate to fulfilling its responsibilities with full access to the independent auditors and Company personnel.

      6. Review, approve and monitor the Company’s Code of Ethics for its senior financial officers.

      7. Review any report to the Audit Committee by an attorney representing the Company concerning evidence of a material violation of securities law or breach of fiduciary duty or similar violation by the Company or any agent thereof, and take any appropriate action.

Control Environment

      8. Review on a continuing basis the adequacy of the Company’s system of internal controls and procedures, including meeting periodically with the Company’s management and independent auditors regarding such, and to review the Company’s disclosure required under SEC rules to be contained in the Company’s periodic filings, and the attestations or reports by the independent auditors relating to such disclosure.

      9. Review the required disclosures, if any, by the Company’s principal executive officer and principal financial officers relating to (a) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data and any material weaknesses in internal controls identified for the independent auditor and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control, and take any appropriate action.

      10. Review and approve in advance any related party transaction.

      11. Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

      12. Establish procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

Financial Reporting

      13. Review the annual audited financial results and financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls and procedures that could significantly affect the Company’s financial statements, prior to public release of earnings and the filing of its Form 10-K.

      14. Review with management and the independent auditor the Company’s quarterly financial results and financial statements prior to public release of earnings and the filing of its Form 10-Q.

      15. Review any analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements.

      16. Review major changes to the Company’s accounting principles and practices as suggested by the independent auditor or management.

      17. Review with the Company’s legal counsel legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

External Auditing

      18. Appoint the independent auditor, which firm shall report directly to the Audit Committee.

      19. Oversee the work of the independent auditor including the resolution of any disagreements between management and the independent auditors.

      20. Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, replace the independent auditor.

      21. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

      22. Review and approve in advance all auditing and any permitted non-auditing services proposed to be provided by the independent auditor in accordance with applicable law and the fees to be paid to the independent auditor and review the Company’s disclosure regarding any non-audit services approved by the Audit Committee required under SEC rules to be contained in the Company’s periodic filings.

      23. Review periodic reports from the independent auditor regarding the auditor’s independence and to the extent independence may be impacted by certain relationships take appropriate action.

      24. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

      25. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated and review the independent auditor’s report to the Audit Committee required thereunder.

      26. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

APPENDIX B

COAST DENTAL SERVICES, INC.

2502 Rocky Point Drive
Suite 1000
Tampa, Florida 33607
PROXY FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 25, 2003

     The undersigned, having received notice of the Annual Meeting of Coast Dental Services, Inc. to be held at 11:00 a.m. (local time), on August 25, 2003 (the “Meeting”), hereby designates and appoints Dr. Terek Diasti, with authority to act as proxy for the undersigned, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Meeting and at any adjournment thereof, such proxy being directed to vote as specified on the reverse side.

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting or any adjournment thereof.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF COAST DENTAL SERVICES, INC. AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF, PROVIDED THAT THIS PROXY WILL NOT BE VOTED TO ELECT MORE THAN TWO DIRECTORS.

(Continued and to be signed on the reverse side)

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING MATTERS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.   Proposal to elect the following two (2) nominees as Directors:

☐	FOR ALL NOMINEES o Terek Diasti o Donald R. Millard	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL EXCEPT (See instructions below)

(INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2.	Proposal to ratify Deloitte & Touche, LLP as the Company’s independent auditors for 2003. ☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

TO BE EFFECTIVE, THIS PROXY MUST BE DEPOSITED AT THE COMPANY’S REGISTRARS NOT LATER THAN 48 HOURS BEFORE THE TIME APPOINTED FOR THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date: ____________________

Signature of Shareholder	Date: ____________________

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.